Sub-Item 77D
                       Policies with Respect to Security Investment


At a meeting of the Board of Trustees of Mellon Funds Trust (the "Trust") held on March 14, 2006, the Board approved changes to Mellon Income Stock Fund's investment policies, as more particularly described in a Supplement dated March 15, 2006 to the Trust's Prospectus dated December 30, 2005 that was filed on March 15, 2006 with the Securities and Exchange Commission and is incorporated herein by reference.